Exhibit 4.5

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, OFFERED FOR SALE, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL SUCH SECURITIES ARE REGISTERED UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY IS OBTAINED TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.

PREFERRED STOCK PURCHASE WARRANT

OF

COLEY PHARMACEUTICAL GROUP, INC.

Warrant No. 1	December 11, 2003

1. Issuance. This Preferred Stock Purchase Warrant (this “Warrant”) is issued to General Electric Capital Corporation by Coley Pharmaceutical Group, Inc., a Delaware corporation (hereinafter, with its successors, called the “Company”).

2. Purchase Price; Number of Shares. Subject to the terms and conditions hereinafter set forth, the registered holder of this Warrant (the “Holder”), commencing on the date hereof, is entitled to purchase from the Company an aggregate of Thirty Seven Thousand Nine Hundred Fifty Four (37,954) fully paid and nonassessable shares of the Company’s Series F Convertible Preferred Stock, $0.01 par value per share (the “Series F Stock”), at a price per share of $1.42276 (the “Purchase Price”). The shares of Common Stock deliverable upon such exercise, and as adjusted from time to time, are hereinafter sometimes referred to as “Warrant Shares.”

3. Expiration Date; Automatic Exercise. This Warrant shall expire at the close of business on the seventh anniversary of December 11, 2003, and shall be void thereafter. Upon and after the Automatic Conversion Effective Time (as defined in Section 6), the right to purchase shares of Series F Stock granted herein shall terminate, and this Warrant shall represent the right to purchase shares of the Common Stock, par value $.01 per share, of the Company (“Common Stock”), as provided in Section 6 hereof. Notwithstanding the foregoing, this Warrant shall automatically be deemed to be exercised in full pursuant to the provisions of Section 5 hereof, without any further action on behalf of the Holder, immediately prior to the time this Warrant would otherwise expire pursuant to the preceding sentence only if and to the extent that, if before the Automatic Conversion Effective Time (as defined in Section 6), the fair market value of one share of Series F Stock, as determined pursuant to Section 5(a) on the date of expiration, or if on or after the Automatic Conversion Effective Time, the fair market value of one share of Common Stock, as determined pursuant to Section 5(b) on the date of expiration, exceeds the Purchase Price then in effect.

4. Payment of Purchase Price. This Warrant may be exercised by surrender of this Warrant and the tender of the Notice of Exercise substantially in the form attached hereto as Exhibit A, to the Company at its principal office, or at the office of its stock transfer agent, if any, and accompanied by payment of the Purchase Price for the number of Warrant Shares specified in such form and any applicable taxes. The Purchase Price for any Warrant Shares may be paid (i) in cash, check or by wire transfer of immediately available funds, (ii) by the surrender by the Holder to the Company of any promissory notes or other obligations issued by the Company, with all such notes and obligations so surrendered being credited against the Purchase Price in an amount equal to the principal amount thereof plus accrued interest to the date of surrender, (iii) through delivery by the Holder to the Company of other securities issued by the Company, with such securities being credited against the Purchase Price in an amount equal to the fair market value thereof, as determined in good faith by the Board of Directors of the Company, (iv) by surrender of this Warrant pursuant to the Net Issue Election in Section 5 hereof, or (v) by any combination of the foregoing.

5. Net Issue Election.

(a) Prior to the Automatic Conversion Effective Time (as defined in Section 6), the Holder may elect to receive, without the payment by the Holder of any additional consideration, shares equal to the value of this Warrant or any portion hereof by the surrender of this Warrant or such portion to the Company, with the net issue election notice annexed hereto duly executed, at the office of the Company (“Net Issue Election”). Thereupon, the Company shall issue to the Holder such number of fully paid and nonassessable shares of Series F Stock as is computed using the following formula:

X = Y (A-B)

        A

where	X =	the number of shares of Series F Stock to be issued to the Holder pursuant to this Section 5(a).

	Y =	the number of shares of Series F Stock covered by this Warrant in respect of which the net issue election is made pursuant to this Section 5(a).

	A =	the fair market value of one share of Series F Stock at the time the net issue election is made pursuant to this Section 5(a).

	B =	the Purchase Price in effect under this Warrant at the time the net issue election is made pursuant to this Section 5(a).

As used herein, the current fair market value of a share of Series F Stock shall mean the price per share which the Company could obtain from a willing buyer for shares of Series F Stock, as determined in good faith by the Company’s Board of Directors, unless the Company shall become subject to a merger, consolidation or other acquisition pursuant to which the holders of Series F Stock receive securities and/or other property in exchange for their Series F Stock, in which case the fair market value of Series F Stock shall be deemed to be the value of the securities and other property received by the holders of the Company’s Series F Stock per share of Series F Stock pursuant to such merger, consolidation or other acquisition.

(b) On and after the Automatic Conversion Effective Time, the Holder may elect to receive, without the payment by the Holder of any additional consideration, shares equal to the value of this Warrant or any portion hereof by the surrender of this Warrant or such portion to the Company, with the Net Issue Election. Thereupon, the Company shall issue to the Holder such number of fully paid and nonassessable shares of Common Stock as is computed using the following formula:

X = Y (A-B)

        A

where	X =	the number of shares of Common Stock to be issued to the Holder pursuant to this Section 5(b).

	Y =	the number of shares of Common Stock covered by this Warrant in respect of which the net issue election is made pursuant to this Section 5(b).

	A =	the fair market value of one share of Common Stock at the time the net issue election is made pursuant to this Section 5(b).

	B =	the Purchase Price in effect under this Warrant at the time the net issue election is made pursuant to this Section 5(b).

As used herein, current fair market value of Common Stock shall mean with respect to each share of Common Stock:

(i) if the Common Stock is traded on a national securities exchange or quoted on the Nasdaq Stock Market, the fair market value shall be deemed to be the average of the closing prices over a twenty-one (21) day period ending three days before the day the current fair market value of the Common Stock is being determined;

(ii) if the Common Stock is not listed on a national securities exchange or quoted on the Nasdaq Stock Market but is actively traded over-the-counter, the fair market value shall be deemed to be the average of the closing bid and asked prices reported by the National Quotation Bureau (or similar system) over the twenty-one (21) day period ending three days before the day the current fair market value of the Common Stock is being determined; or

(iii) if the Common Stock is not listed on any national securities exchange or quoted on the Nasdaq Stock Market or actively traded in the over-the-counter market, the current fair market value of Common Stock shall be the price per share, as determined in good faith by its Board of Directors, unless the Company shall become subject to a merger, consolidation or other acquisition pursuant to which the holders of Common Stock receive securities and/or other property in exchange for their Common Stock, in which case the fair market value of Common Stock shall be deemed to be the value of the securities and other property received by the holders of the Company’s Common Stock per share of Common Stock pursuant to such merger, consolidation or other acquisition.

6. Automatic Conversion of the Series F Stock. If at any time the issued and outstanding shares of the Company’s Series F Stock shall be automatically converted into shares of Common Stock under the terms of the Third Amended and Restated Certificate of Incorporation, as amended from time to time, then upon and after the effective time of such automatic conversion of the Series F Stock (the “Automatic Conversion Effective Time”), the right to purchase Series F Stock granted herein shall terminate, and this Warrant shall represent the right to purchase a number of shares of Common Stock calculated as follows:

X = (Y) (Z)

where:	X =	the number of shares of Common Stock purchasable under this Warrant upon and after such Automatic Conversion Effective Time

	Y =	the number of shares of Series F Stock purchasable under this Warrant immediately prior to such Automatic Conversion Effective Time

	Z =	the number of shares of Common Stock issuable upon conversion of each share of Series F Stock immediately prior to such Automatic Conversion Effective Time and the Purchase Price per share of Common Stock shall be a price calculated as follows:

A = (B) (X)

        Y

where:	A =	the Purchase Price per share of Common Stock upon and after such Automatic Conversion Effective Time

	B =	the Purchase Price per share of Series F Stock immediately prior to such Automatic Conversion Effective Time

	X =	the number of shares of Series F Stock purchasable under this Warrant immediately prior to such Automatic Conversion Effective Time

	Y =	the number of shares of Common Stock purchasable under this Warrant upon and after such Automatic Conversion Effective Time

Thereafter, the number of shares of Common Stock purchasable hereunder and the Purchase Price per share shall be subject to adjustment for the types of events described in Section 11 that occur with respect to the Common Stock.

7. Partial Exercise. This Warrant may be exercised in part, and the Holder shall be entitled to receive a new warrant, which shall be dated as of the date of this Warrant, covering the number of shares in respect of which this Warrant shall not have been exercised.

8. Issuance Date. The person or persons in whose name or names any certificate representing shares of Series F Stock is issued hereunder shall be deemed to have become the holder of record of the shares represented thereby as at the close of business on the date this

Warrant is exercised with respect to such shares, whether or not the transfer books of the Company shall be closed.

9. Issuance of Certificates for Shares. Upon any exercise of this Warrant, one or more certificates for the number of shares of Series F Stock so purchased shall be issued as soon as practicable thereafter (with appropriate restrictive legends, as applicable).

10. Reserved Shares; Valid Issuance. The Company covenants that it will at all times from and after the date hereof reserve and keep available such number of its authorized shares of Series F Stock as will be sufficient to permit the exercise of this Warrant in full and such number of its authorized shares of Common Stock issuable upon conversion of the Series F Stock, free from all preemptive or similar rights therein. The Company further covenants that such shares of Series F Stock as may be issued pursuant to the exercise of this Warrant and such shares of Common Stock issuable upon due conversion of such shares, will, upon issuance, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

11. Subdivision, Combination or Dividends.

(a) If at any time or from time to time prior to the exercise of this Warrant but before the Automatic Conversion Effective Time the Company shall subdivide the Series F Stock, by split-up or otherwise, or combine the Series F Stock, or issue additional shares of Series F Stock in payment of a stock dividend on the Series F Stock, the number of shares of Series F Stock issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination, and the Purchase Price shall forthwith be proportionately decreased in the case of a subdivision or stock dividend, or proportionately increased in the case of a combination.

(b) If at any time or from time to time prior to the exercise of the Warrant but after the Automatic Conversion Effective Time the Company shall subdivide the Common Stock, by split-up or otherwise, or combine the Common Stock, or issue additional shares of Common Stock in payment of a stock dividend on the Common Stock, the number of shares of Common Stock issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination, and the Purchase Price shall forthwith be proportionately decreased in the case of a subdivision or stock dividend, or proportionately increased in the case of a combination.

12. Mergers and Reclassifications. If at any time or from time to time prior to the exercise of this Warrant the Company shall effect any reclassification, capital reorganization or change of its capital stock (other than as a result of a subdivision, combination or stock dividend provided for in Section 11 hereof), or any consolidation of the Company with, or merger of the Company into, another corporation or other business organization (other than a consolidation or merger in which the Company is the continuing corporation and which does not result in any reclassification or change of the outstanding capital stock), or any sale or conveyance to another corporation or other business organization of all or substantially all of the assets of the Company, then, as a condition of such reclassification, reorganization, change, consolidation, merger, sale or conveyance, lawful provisions shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall thereafter have the right to purchase, at a total price not to exceed that payable upon the exercise of this Warrant in full, the kind and amount of shares of stock and other securities and property receivable upon such reclassification, reorganization, change, consolidation, merger, sale or conveyance by a holder of the number of shares of Series F Stock or Common Stock, as applicable, which might have been purchased by the Holder immediately prior to such reclassification, reorganization, change, consolidation, merger, sale or conveyance, and in any such case appropriate provisions shall be made with respect to the rights and interest of the Holder that the provisions hereof (including without limitation, provisions for the adjustment of the Purchase Price and the number of shares issuable hereunder) shall thereafter be applicable in relation to any shares of stock or other securities and property thereafter deliverable upon exercise hereof.

13. Fractional Shares. In no event shall any fractional share of Series F Stock or Common Stock be issued upon any exercise of this Warrant. If, upon exercise of this Warrant as an entirety, the Holder would, except as provided in this Section 13, be entitled to receive a fractional share of Series F Stock or Common Stock, then the Company shall, in lieu of delivering such fractional share of Series F Stock or Common Stock, shall pay to the Holder an amount in cash equal to the current fair market value of such fractional share of Series F Stock or Common Stock, as applicable, as determined in accordance with Section 5.

14. Representations and Warranties of the Holder. The Holder hereby represents and warrants to the Company as follows:

(a) This Warrant and the shares of Series F Stock to be acquired upon exercise hereof will be acquired for investment for Holder’s account, not as nominee or agent, and not with a view to sale or distribution in violation of applicable federal and state securities laws.

(b) The Holder understands that the purchase of this Warrant and the shares of Series F Stock covered hereby involves substantial risk. The Holder (i) has experience as an investor in unregistered securities, (ii) has sufficient knowledge and experience in financial and business affairs that it evaluate the risks and merits of its investment in this Warrant and the shares of Series F Stock, and (iii) can bear the economic risk of such Holder’s investment in this Warrant and the shares of Series F Stock.

(c) The Holder is an “accredited investor” as such term is defined in Regulation D under the Securities Act.

15. Notices of Record Date. Etc. In the event of:

(a) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution,

(b) any reclassification of the capital stock of the Company, capital reorganization of the Company, consolidation or merger involving the Company, or sale or conveyance of all or substantially all of its assets, or

(c) any voluntary or involuntary dissolution, liquidation or winding-up of the Company,

then and in each such event the Company will mail or cause to be mailed to the Holder a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (ii) the date on which any such reclassification, reorganization, consolidation, merger, sale or conveyance, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record in respect of such event are to be determined. Such notice shall be mailed at least 20 days prior to the date specified in such notice on which any such action is to be taken.

16. Amendment. The terms of this Warrant may be amended, modified or waived only with the written consent of the Company and the Holders of Warrants representing at least a majority of the number of shares of Series F Stock then issuable upon the exercise of the Warrants. No such amendment, modification or waiver shall be effective as to this Warrant unless the terms of such amendment, modification or waiver shall apply with the same force and effect to all of the other Warrants then outstanding.

17. Warrant Register; Transfers. Etc.

(a) The Company will maintain a register containing the names and addresses of the registered holders of the Warrants. The Holder may change its address as shown on the warrant register by written notice to the Company requesting such change. Any notice or written communication required or permitted to be given to the Holder may be given by certified mail or delivered to the Holder at its address as shown on the warrant register.

(b) Subject to compliance with applicable federal and state securities laws (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company), this Warrant may be transferred by the Holder with respect to any or all of the shares purchasable hereunder. The Company shall not require the Holder to provide an opinion of counsel if the transfer is to an affiliate of the Holder that is an “accredited investor” as such term is defined in Regulation D under the Securities Act. Upon surrender of this Warrant to the Company, together with a properly endorsed Assignment Form in substantially the form attached hereto as Exhibit B (the “Assignment Form”), for transfer of this Warrant as an entirety by the Holder, the Company shall issue a new warrant of the same denomination to the assignee. Upon surrender of this Warrant to the Company, together with a properly endorsed Assignment Form, by the Holder for transfer with respect to a portion of the shares of Series F Stock purchasable hereunder, the Company shall issue a new warrant to the assignee, in such denomination as shall be requested by the Holder hereof, and shall issue to such Holder a new warrant covering the number of shares in respect of which this Warrant shall not have been transferred.

(c) In case this Warrant shall be mutilated, lost, stolen or destroyed, the Company shall issue a new warrant of like tenor and denomination and deliver the same (i) in exchange and substitution for and upon surrender and cancellation of any mutilated Warrant, or (ii) in lieu of any Warrant lost, stolen or destroyed, upon receipt of evidence reasonably satisfactory to the Company of the loss, theft or destruction of such Warrant (including a reasonably detailed affidavit with respect to the circumstances of any loss, theft or destruction) and of indemnity reasonably satisfactory to the Company, provided, however, that so long as the Holder is the registered holder of this Warrant, no indemnity shall be required other than its written agreement to indemnify the Company against any loss arising from the issuance of such new warrant.

18. Compliance With Securities Act; Transferability of Shares of Series F Stock Issuable Hereto. The Holder, by acceptance hereof, agrees that this Warrant, and the shares of Series F Stock issuable upon exercise of this Warrant, are being acquired for investment and that such Holder will not offer, sell or otherwise dispose of this Warrant, or any shares of Series F Stock issuable upon exercise of this Warrant, except under circumstances which will not result in a violation of the Securities Act, or any applicable state securities laws. This Warrant and all shares of Series F Stock issued upon exercise of this Warrant (unless registered under the Securities Act and any applicable state securities laws) shall be stamped or imprinted with a legend in substantially the following form:

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, OFFERED FOR SALE, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL SUCH SECURITIES ARE REGISTERED UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY IS OBTAINED TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.

19. Notices. All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally, or mailed by first-class registered or certified mail, postage prepaid, or sent via reputable overnight courier service, fee prepaid, at such address as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or such holder from time to time, but in all cases, unless instructed in writing otherwise, the Company shall deliver a copy of all notices to the Holder to General Electric Capital Corporation, 401 Merritt 7, Suite 23, Norwalk, CT 06851-1177, Attn:                    .

20. Rights of Holder. The Holder shall not, by virtue hereof, be entitled to any rights of a shareholder in the Company, either at law or equity, and the rights of the Holder are limited to those expressed in this Warrant and are not enforceable against the Company except to the extent set forth herein,

21. No Impairment. The Company will not, by amendment of its Third Amended and Restated Certificate of Incorporation, as amended from time to time, or through any reclassification, capital reorganization, consolidation, merger, sale or conveyance of assets, dissolution, liquidation, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder.

22. Remedies. The Company stipulates that the remedies at law of the Holder of this Warrant in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of this Warrant are not and will not be adequate, and that such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

23. Governing Law. The provisions and terms of this Warrant shall be governed by and construed in accordance with the Delaware General Corporation Law as to matters within the scope thereof, and as to all other matters shall be construed and enforced in accordance with and governed by the internal laws of the Commonwealth of Massachusetts, without regard to its principles of conflicts of laws.

24. Successors and Assigns. This Warrant shall be binding upon the Company’s successors and assigns and shall inure to the benefit of the Holder’s successors, legal representatives and permitted assigns.

25. Business Days. If the last or appointed day for the taking of any action required or the expiration of any right granted herein shall be a Saturday or Sunday or a legal holiday in Massachusetts, then such action may be taken or right may be exercised on the next succeeding day which is not a Saturday or Sunday or such a legal holiday.

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IN WITNESS WHEREOF, the undersigned have caused this Warrant to be duly executed as of the date first set forth above.

COLEY PHARMACEUTICAL GROUP, INC.

By:	/s/ Robert L. Bratzler
Robert L. Bratzler
President and Chief Executive Officer

EXHIBIT A

NOTICE OF EXERCISE

To:	Coley Pharmaceutical Group, Inc.

The undersigned hereby elects to [check applicable box]:

☐	Purchase shares of Series F Stock (as defined in the attached Warrant) of Coley Pharmaceutical Group, Inc., pursuant to the terms of the attached Warrant and payment of the Purchase Price required under such Warrant accompanies this notice.

OR

☐	Exercise the attached Warrant for shares of Series F Stock issuable under the Warrant pursuant to the net issue election of Section 5 of such Warrant.

The undersigned hereby represents and warrants that the undersigned is acquiring such shares for its own account for investment purposes only, and not for resale or with a view to distribution of such shares or any part thereof.

Date:	____________________	WARRANTHOLDER:

By:
Name:
Address:

Name in which shares should be registered:

Address:	________________________________________

________________________________________

EXHIBIT B

ASSIGNMENT FORM

TO:	Coley Pharmaceutical Group, Inc. (the “Company”)

The undersigned hereby assigns and transfers unto                                                                                                                                     of

(Please typewrite or print in block letters name and address of Assignee)

the amended and restated warrant to purchase shares of Series F Stock of the Company, dated as of December 11, 2003, issued by the Company to the undersigned (the “Warrant”) and does hereby irrevocably constitute and appoint                                                   its attorney to transfer the Warrant on the books of the Company with full power of substitution on the premises.

Date:	____________________	By:

(Print Name of Signatory)

(Title of Signatory)

VOTES APPROVING GE WARRANT

RESOLVED:	That, in connection with the revised lease proposal dated December 17, 2002 between the Company and GE Canada Equipment Financing G.P., a subsidiary of General Electric Capital Corporation, the Company be, and hereby is, authorized to issue to General Electric Capital Corporation a seven year warrant to purchase an aggregate of up to 37,954 shares of the Corporation’s Series F Convertible Preferred Stock, $0.01 par value per shares (“Series F Stock”), at an exercise price of $1.42276 per share (the “GE Warrant”), such GE Warrant to be in substantially the form presented to the Directors; that the President be, and hereby is, authorized to execute and deliver such GE Warrant, in the name and on behalf of the Company, with such changes as such officer shall deem to be necessary or appropriate, his execution and delivery of the GE Warrant to be conclusive evidence that the same was authorized hereby.

RESOLVED:	That, from and after the issuance of the GE Warrant, the Company shall at all times reserve and keep available out of its authorized but unissued shares of capital stock, (i) the aggregate number of shares of Series F Stock issuable from time to time upon exercise in full of the GE Warrant (“Warrant Shares”) in accordance with its terms, which Warrant Shares shall, upon such issuance, be deemed to be fully paid and non-assessable; and (ii) the aggregate number of shares of Common Stock issuable from time to time upon conversion in full of all outstanding Warrant Shares (the “Warrant Conversion Shares”) in accordance with the Company’s Third Amended and Restated Certificate of Incorporation, as amended from time to time; that the President and the Treasurer of the Company be and hereby are authorized to issue certificates for said (A) Warrant Shares upon exercise of the GE Warrant against payment therefor in accordance with its and (B) Warrant Conversion Shares upon the due and proper conversion of the Warrant Shares; and that the Warrant Shares when issued upon the due and proper exercise of the GE Warrant in accordance with its terms and the shares of Common Stock when issued upon the due and proper conversion of the Warrant Shares in accordance with the Certificate, of Incorporation, shall be validly issued, fully paid and nonassessable.